                                                                  Exhibit 11


                       SARA LEE CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF NET INCOME PER COMMON SHARE
                       (in millions except per share data)

                                            FOR THE YEAR ENDED JUNE 28, 1997
                                            --------------------------------
                                              PRIMARY         FULLY DILUTED
                                            -------------   -----------------

EARNINGS:
Net income                                   $     1,009      $        1,009

Less: Dividends on Preferred Stocks,
      net of tax benefits                            (26)                (12)

      Adjustment attributable to conversion
      of ESOP Convertible Preferred Stock              -                  (6)
                                             -----------      ---------------
Net Income Available for Common Stockholders $       983      $          991
                                             ===========      ==============

SHARES:
Average Shares Outstanding                           480                 480

Add: Common Stock Equivalents -

     Stock Options                                     3                   4

     ESOP Convertible Preferred Stock                  -                  17

     Restricted stock and other                        2                   2
                                             -----------      ---------------
Adjusted Weighted Average Shares Outstanding         485                 503
                                             ===========      ==============

NET INCOME PER COMMON SHARE:                 $      2.03      $         1.97
                                             ===========      ==============

                                                                  Exhibit 11
                                                                  (Continued)


                       SARA LEE CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF NET INCOME PER COMMON SHARE
                       (in millions except per share data)

                                            FOR THE YEAR ENDED JUNE 29, 1996
                                            --------------------------------
                                              PRIMARY         FULLY DILUTED
                                            -------------   -----------------

EARNINGS:
Net income                                   $       916      $          916

Less: Dividends on Preferred Stocks,
      net of tax benefits                            (27)                (12)

      Adjustment attributable to conversion
      of ESOP Convertible Preferred Stock              -                  (7)
                                             -----------      ---------------
Net Income Available for Common Stockholders $       889      $          897
                                             ===========      ==============

SHARES:
Average Shares Outstanding                           482                 482

Add: Common Stock Equivalents -

     Stock Options                                     2                   3

     ESOP Convertible Preferred Stock                  -                  18

     Restricted stock and other                        1                   1
                                             -----------      ---------------
Adjusted Weighted Average Shares Outstanding         485                 504
                                             ===========      ==============

NET INCOME PER COMMON SHARE:                 $      1.83      $         1.78
                                             ===========      ==============